Exhibit 10.60

March 1, 2011

Victor Nkansa
c/o 2 Masalakye Street
Kwabeng, Ghana

Dear Victor:

Re: Grant of Nonqualified Stock Options

We are pleased to advise you that on March 1, 2011, the board of directors (the “Board”) of Xtra-Gold Resources Corp. (“Xtra-Gold”) authorized the award to you (sometimes hereinafter referred to as the “Optionee”) of an option to purchase an aggregate of 15,000 shares of our common stock at a par value $.001 per share (the “Options”), upon the following terms and conditions:

1. The Options are granted to you in accordance with and subject to the terms and conditions of Xtra-Gold’s 2005 Equity Compensation Plan (the “Plan” or the “Option Plan”).

2. The Options are granted to you as an officer of Xtra-Gold.

3. The Options are nonqualified stock options.

4. The price at which the Options may be exercised is $1.95 per share.

5. The Options have a three (3) year term (the “Option Period”) and may be exercised, in whole or in part, as noted hereunder in paragraph 6, subject to any applicable statutory regulatory hold period and shall terminate at 5:00 p.m. (Eastern Standard Time) on March 1, 2014 (the “Expiry Date”):

6. The following vesting schedule is attached to the Options being granted herein at which time the Options shall be fully vested and can immediately be exercised once vested, in whole or in part, until the Expiry Date, and the Option Shares (as defined herein) shall be subject to any applicable statutory regulatory hold period.

CORPORATE OFFICE
Suite 301, 360 Bay Street, Toronto ON, M5H 2V6 Canada

PHONE: (416) 366 4227	E-MAIL: pzyla@xtragold.com
FAX: (416) 981-3055	WEB SITE: www.xtragold.com

Victor Nkansa	- 2 -	March 1, 2011

Pro Rata Portion
of Options to Vest	Vesting Period

500	on the 1st day of each month of the 24 months of the Option Period following the date of grant (from April 1, 2011 to March 1, 2013)

3,000 (1)	on the 1st day of the 36th month of the Option Period (March 1, 2014)

(1)	3,000 Options shall vest provided that the Optionee has provided his consulting services throughout the entire Option Period.

7. The exercise price and number of underlying shares issuable upon exercise of the Options (the “Option Shares”) are subject to adjustment in accordance with the Plan in the event of stock splits, dividends, reorganizations and similar corporate events.

8.	(a)

You shall have the right to exercise the Options, in whole or in part, for a period of time as may be set out in the Option Plan referred to in subparagraph 8(g) hereunder or in accordance with securities laws governing Xtra-Gold, but in no event shall the Options be exercised later than the earlier of (i) the Expiry Date; and (ii) the exercise date contemplated in subparagraphs 8(b), (c), (d) and (e) hereunder.

(b)

In the event of your voluntary termination as a consultant of Xtra-Gold, all Options that have vested at such time must be exercised within 90 days from such termination, failing which the Options will be cancelled.

(c)

In the event of your death during the Option Period, all Options that have vested at such time must be exercised by your estate within one (1) year from the date of your death, failing which the Options will be cancelled.

(d)

In the event that your office as Vice-President, Ghana Operations of Xtra- Gold is terminated by Xtra-Gold or you are not re-appointed by the Board in such capacity, with or without cause, then in such event Xtra-Gold agrees that terminated by Xtra-Gold, with or without cause, then in such event Xtra-Gold agrees that you may retain 100% of the Options that have vested at such time; provided, however that the Options referred to in this subparagraph must be exercised no later than 90 days following such termination, failing which such Options will be cancelled.

(e)

In the event of a change of control of Xtra-Gold (as defined herein), you will have the right to exercise the Options within 90 days following the completion of such change of control. For clarity purposes, a “Change of Control” shall mean the occurrence of (i) any person, other than an Employee (as such term is used in Section 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or (ii) the individuals who at the commencement date of this Agreement, constitute the Board, cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then in office who were directors at the commencement of this Agreement; or (iii) there is a failure to elect two (2) or more candidates nominated by management of the Company to the Board; or (d) the business of the Company for which your services may be principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of our Company) or otherwise.

Victor Nkansa	- 3 -	March 1, 2011

(f)

The share certificate or certificates issued as a result of the exercise of Options from time to time shall bear a restrictive legend with respect to the resale of the Option Shares issued in connection therewith. The applicable hold period shall be six (6) months from the date of issuance of the Option Shares and may only be resold in accordance with Rule 144.

(g)

Xtra-Gold implemented and adopted the Option Plan which implementation and adoption was approved in writing by the Board in June 2005. Xtra-Gold was not required nor did it obtain stockholder approval of the Option Plan.

(h)	The Options shall at all times be subject to the terms of this Option Agreement and the Option Plan.

9. Xtra-Gold provides no assurance that there will be a public market into which you can sell the Option Shares or that you will be able to sell your Option Shares at a profit or at all.

10. In order to exercise the Options, you must provide us with written notice that you are exercising all or a portion of such Options. The written notice must specify the number of Option Shares that you are exercising your Options for, and must be accompanied by the exercise price described in paragraph 4 above. Your Option Shares will be issued to you within approximately one (1) week following our receipt of your exercise notice and cleared funds evidencing payment in full of the exercise price.

11. No rights or privileges of a stockholder of Xtra-Gold are conferred by reason of the grant of the Options to you. You will have no rights of a stockholder until you have delivered your exercise notice to us and we have received the exercise price of the Options in cleared funds and Xtra-Gold has delivered a share certificate or certificates to you evidencing the Option Shares arising out of such exercise.

Victor Nkansa	- 4 -	March 1, 2011

12. You understand that the Plan contains important information about your Options and your rights with respect to the Options. The Plan includes (a) terms relating to your right to exercise the Options; (b) important restrictions on your ability to transfer the Options or Option Shares; and (c) early termination of the Options following the occurrence of certain events, including the termination of your relationship with us. By signing below, you acknowledge your receipt of a copy of the Plan. By acceptance of your Options by way of execution of this Agreement, you agree to abide by the terms and conditions of this Agreement and the Plan.

13. As a smaller reporting company, Xtra-Gold is subject to many of the risks and uncertainties associated with such a company. We may never operate profitably. The exercise of your Options is a speculative investment and there is no assurance that you will realize a profit on the exercise of your Options.

14. The Options will become effective upon your acknowledgment and agreement of the terms and conditions of this Agreement and your delivery to us of a signed counterpart of this Agreement.

15. This Agreement and Plan contain all of the terms and conditions of your Options and supercedes all prior agreements or understandings relating to your Options. This Agreement shall be governed by the laws of the State of Nevada without regard to the conflicts of laws and provisions thereof. This Agreement may not be amended orally and any amendment must be made in writing.

We appreciate your continued support and contributions and are hopeful that your Options will provide financial benefits to you in the future.

Yours very truly,

XTRA-GOLD RESOURCES CORP.

Paul Zyla,
President and Chief Executive Officer

AGREED TO AND ACCEPTED this 1st day of March, 2011.

________________________
        Victor Nkansa